Exhibit 10.1

AMENDMENT NO. 1 TO AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This AMENDMENT NO. 1 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) dated as of September 5, 2012 is by and among ULTA SALON, COSMETICS & FRAGRANCE, INC., a Delaware corporation (“Borrower”), the financial institutions party hereto as lenders (“Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacities as administrative agent for Lenders (“Administrative Agent”), as collateral agent for Lenders (“Collateral Agent,”) and in its individual capacity (“Wells Fargo”). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Loan Agreement (defined below).

R E C I T A L S:

WHEREAS, Borrower, Lenders, Administrative Agent and Collateral Agent are parties to that certain Amended and Restated Loan and Security Agreement dated as of October 19, 2011 (the “Loan Agreement”);

WHEREAS, the Borrower has requested that Lenders agree to certain amendments to the Loan Agreement as set forth herein; and

WHEREAS, Lenders have agreed to such amendments upon the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1        Amendments to Loan Agreement. Immediately upon the satisfaction of each of the conditions precedent set forth in Section 2 of this Amendment, the Loan Agreement shall be amended as of the date hereof as follows:

1.1 Section 1 of the Loan Agreement is amended by adding the following new defined terms thereto in their proper alphabetical order:

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Capital Stock of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Capital Stock, of any other Person, in each case in any transaction or group of transactions which are part of a common plan.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) No Default or Event of Default then exists or would arise from the consummation of such Acquisition;

(b) Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable law; and

(c) The Borrower shall have furnished the Administrative Agent with at least ten (10) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with (i) notice of the anticipated closing date for such Acquisition, together with a current draft of the acquisition documents (and final copies thereof as and when executed, which documents shall be made available by the Administrative Agent to the Lenders), (ii) a summary of any due diligence undertaken by or on behalf of the Borrower in connection with such Acquisition (subject to the Administrative Agent’s execution of customary non-reliance and confidentiality agreements), which summary the Borrower authorizes the Administrative Agent to make available to the Lenders (subject to the Lenders’ execution of customary non-reliance and confidentiality agreements), (iii) the most recent financial statements received by Borrower for the Person which is the subject of such Acquisition, which financial statements shall be made available by the Administrative Agent to the Lenders and (iv) pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month on a consolidated basis for the Borrower and Obligors (including the acquired Person)), which pro forma projected financial statements shall be made available by the Administrative Agent to the Lenders.

1.2 Section 1.10 of the Loan Agreement (definition of “Bank Products”) is amended and restated in its entirety as follows:

“Bank Products” means any services or facilities provided to the Borrower or any Obligor by a Lender or any of its Affiliates (but excluding Cash Management Services) on account of (a) Hedging Agreements, (b) purchase cards, (c) merchant services constituting a line of credit (d) factoring, (e) commercial credit cards, and (f) leasing.

1.3 Section 1.11 of the Loan Agreement (definition of “Bank Product Reserves”) is amended by deleting the text “obligations of the Borrower” where it appears therein and by inserting the text “obligations of the Borrower or any Obligor” in its stead.

1.4 Section 1.16 of the Loan Agreement (definition of “Cash Management Reserves”) is amended by deleting the text “obligations of the Borrower” where it appears therein and by inserting the text “obligations of the Borrower or any Obligor” in its stead.

1.5 Section 1.17 of the Loan Agreement (definition of “Cash Management Services”) is amended by deleting the text “to the Borrower” where it appears therein and by inserting the text “to the Borrower or any Obligor” in its stead.

1.6 Section 1.51 of the Loan Agreement (definition of “Hedging Agreements”) is amended and restated in its entirety as follows:

“Hedging Agreements” shall mean any and all transactions, agreements or documents, now existing or hereafter entered into with a Lender or an Affiliate of a Lender subject to Section 9.9(g) hereof and on terms and conditions reasonably satisfactory (in light of standard ISDA documentation practices) to Administrative Agent and Borrower or any Obligor, as applicable, which (a) provides for an interest rate swap, cap, floor or collar or similar transaction for the purpose of hedging Borrower’s or an Obligor’s exposure to fluctuations in interest rates in respect of the Obligations, (b) are not entered into for speculative purposes, (c) are with a financial institution having combined capital and surplus and undivided profits of not less than $250,000,000, (d) are unsecured except to the extent any indebtedness of Borrower or an Obligor thereunder constitutes Obligations secured hereby or to the extent secured by pledges or deposits permitted under Section 9.8(i) hereof and (e) and for which the counterparty to the Hedging Agreement and the Borrower or any Obligor, as applicable, have executed a Swap Acknowledgement Agreement.

1.7 Section 1.74 of the Loan Agreement (definition of “Obligations”) is amended and restated in its entirety as follows:

“Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description (except those described in clause (b) of this definition) owing by Borrower or any Obligor to any Agent or any Lender and/or their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement, any other Financing Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower or any Obligor under the United States Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by any Agent or any Lender and (b) for purposes only of Section 5.1 and Section 9.9 hereof and subject to priority and right of payment under Section 6.4(a) hereof, any and all obligations, liabilities and indebtedness of any kind, nature and description owing by Borrower or any Obligor arising under or in connection with Cash Management Services, Hedging Agreements and other Bank Products; provided, that, with respect to Hedging Agreements, the Agents shall have entered into an agreement substantially in the form of Exhibit C hereto with the counterparty to such Hedging Agreement, as acknowledged and agreed to by Borrower or an Obligor, as applicable (the “Swap Acknowledgment Agreement”); provided further, that, obligations arising under or in connection with Cash Management Services or Bank Products other than Hedging Agreements shall only be considered “Obligations” hereunder if such Lender providing such services to Borrower or an Obligor has provided written notice of same to the Administrative Agent within ten (10) days of the date such product becomes effective. The parties acknowledge that, as of the Closing Date, the Cash Management Services and Bank Products described on Schedule II hereto shall constitute “Obligations” hereunder.

1.8 Section 1.36 of the Loan Agreement (definition of “Eligible Inventory”) is amended by adding a new sentence to the end thereof to read as follows:

“To the extent any Subsidiary becomes an Obligor pursuant to Section 9.7(c), then references to “Borrower” set forth in this definition (and any component definition used in this definition) shall be deemed to also include references to such Obligor for purposes of including the Inventory of such Obligor as Eligible Inventory subject to the foregoing criteria.”

1.9 Section 1.37 of the Loan Agreement (definition of “Eligible Letter of Credit Inventory”) is amended by adding a new sentence to the end thereof to read as follows:

“To the extent any Subsidiary becomes an Obligor pursuant to Section 9.7(c), then references to “Borrower” set forth in this definition (and any component definition used in this definition) shall be deemed to also include references to such Obligor for purposes of including the Inventory of such Obligor as Eligible Letter of Credit Inventory subject to the foregoing criteria.”

1.10 Section 1.77 of the Loan Agreement (definition of “Other Hedging Agreements”) is amended and restated in its entirety as follows:

“Other Hedging Agreements” shall mean any and all transactions, agreements or documents now existing or hereafter entered into with a Person other than a Lender or an Affiliate of a Lender subject to Section 9.9(g)(B) hereof which (a) provides for an interest rate or foreign exchange swap, cap, floor or collar or similar transaction for the purpose of hedging Borrower’s or any Obligor’s exposure to fluctuations in interest rates or currency, (b) are not entered into for speculative purposes, (c) are with a financial institution having combined capital and surplus and undivided profits of not less than $250,000,000, and (d) are unsecured.

1.11 Section 5.2 of the Loan Agreement is amended by adding a new clause (d) to the end thereof to read as follows:

“(d) Notwithstanding anything to the contrary contained in Section 5.1 above, the Collateral shall not include the assets or Capital Stock of (x) any Subsidiary that is a controlled foreign corporation (as defined under Section 957 of the Code (each, a “CFC”)) except for Capital Stock representing (i) 65% of the voting Capital Stock of such Subsidiary and (ii) 100% of the non-voting Capital Stock of such Subsidiary and (y) any other Subsidiary to the extent (A) the inclusion of such assets or Capital Stock would result in any adverse tax consequences (including, without limitation, as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) to Borrower or any of its Affiliates and (B) the sole assets of such Subsidiary consists of Capital Stock in one or more CFCs .”

1.12 Section 6.4(a) of the Loan Agreement is amended by deleting the following text appearing therein: “first, to pay any fees, indemnities or expense reimbursements then due to any Agent, any Lender or their representatives from Borrower (other than in connection with any Hedging Agreements, Bank Products or Cash Management Services)”, and by inserting the following text in its stead: “first, to pay any fees, indemnities or expense reimbursements then due to any Agent, any Lender or their representatives from Borrower or any Obligor (other than in connection with any Hedging Agreements, Bank Products or Cash Management Services)”.

1.13 Section 9.7(a) of the Loan Agreement is amended and restated to read as follows:

“(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it if such merger or consolidation results in a Change of Control; provided, that any Obligor may merge into another Obligor or the Borrower (provided that the Borrower is the surviving entity after giving effect thereto) or may dissolve or cease doing business so long as the assets of such Obligor are transferred to the Borrower or another Obligor;”

1.14 Section 9.7(b) of the Loan Agreement is amended by (a) deleting the word “or” at the end of clause (vi) of Section 9.7(b), (b) adding the word “or” at the end of clause (vii) of Section 9.7(b) and (c) adding a new clause (viii) at the end of Section 9.7(b) to read as follows:

“(viii) sales, assignments, leases, transfers or other dispositions of assets from (A) Borrower or any Obligor to Borrower or any other Obligor, (B) any Subsidiary that is not an Obligor to Borrower or any other Subsidiary and (C) Borrower or any Obligor to a Subsidiary that is not an Obligor; provided, that with respect to this clause (C), (1) the conditions set forth in Section 9.10(f)(i)-(iii) shall be satisfied with respect to any such disposition and (2) to the extent any intellectual property which is required to sell Eligible Inventory is subject to such disposition, then either the Administrative Agent shall retain a lien on such intellectual property or the Subsidiary holding such intellectual property shall grant to Administrative Agent a non-exclusive royalty free license (upon terms reasonably acceptable to the Administrative Agent) to use such intellectual property to sell Eligible Inventory during the continuation of an Event of Default;”

1.15 Section 9.7(c) of the Loan Agreement is amended and restated to read as follows:

“(c) form or acquire any subsidiaries except that Borrower and its Subsidiaries may (i) acquire Subsidiaries in accordance with Section 9.10(f) and (ii) form additional Subsidiaries; provided, that to the extent any such acquired or formed Subsidiary is organized within the United States (and subject to the limitations set forth in Section 5.2(d)), at the time that such Person becomes a Subsidiary, and promptly thereafter (and in any event within ten (10) days), Borrower shall, and shall cause such Subsidiary to: (A) to the extent such Subsidiary is not a Subsidiary described under clause (y) of Section 5.2(d), become an Obligor by executing and delivering to the Administrative Agent the following documents, which documents shall, for clarity, incorporate as to such Subsidiary, all representations and warranties made by the Borrower under this Agreement and all affirmative and negative covenants applicable to the Borrower under this Agreement: (1) a guaranty of the Obligations in favor of the Administrative Agent, for the ratable benefit of the Lenders, (2) a security agreement, pursuant to which such Subsidiary grants a lien to the Collateral Agent, for the ratable benefit of the Lenders, on substantially all the assets of such Subsidiary to secure such guaranty and the Obligations, on terms and conditions consistent with the Borrower’s grant of liens under this Agreement and (3) documents of the type referred to in clauses (a) and (c) of Section 4.1, together with any other documents required by the terms of the guaranty and security agreement referred to in clauses (1) and (2) above, and (B) pledge the Capital Stock of such Subsidiary (subject to Section 5.2(d) to the extent such Subsidiary is described therein) to the Administrative Agent, for the ratable benefit of the Lenders, to secure the Obligations; in each case, in form, content and scope reasonably satisfactory to the Administrative Agent.”

1.16 Section 9.9 of the Loan Agreement is amended by

(a) deleting the word “and” at the end of Section 9.9(f),

(b) amending and restating Section 9.9(g) in its entirety to read as follows:

“(g) (A) contingent liabilities of Borrower and/or any Obligors pursuant to any Hedging Agreements entered into by Borrower and/or any Obligors; provided that the aggregate principal notional amount of indebtedness that may be subject to Hedging Agreements at any one time shall not exceed $100,000,000 at any time. Notwithstanding any provision herein to the contrary, no Affiliate of a Lender shall act as a counterparty to a Hedging Agreement unless and until such Affiliate shall have entered into a written agreement and acknowledgement in favor of Administrative Agent, in form and substance satisfactory to Administrative Agent, in which such Affiliate agrees to be bound by the terms of this Agreement, in the capacity as a counterparty to a Hedging Agreement, in the same manner as a Lender hereunder, in the capacity as a counterparty to a Hedging Agreement and (B) contingent liabilities of Borrower and/or any Obligors pursuant to any Other Hedging Agreements entered into by Borrower and/or any Obligors; provided that (i) Lenders shall have been given a reasonable opportunity to match the proposed terms of the Other Hedging Agreements prior to Borrower or any Obligor entering into the Other Hedging Agreements and (ii) the aggregate principal notional amount of indebtedness that may be subject to Other Hedging Agreements at any one time shall not exceed $25,000,000; and”

and (c) adding a new Section 9.9(h) to read as follows:

“(h) indebtedness and obligations consisting of intercompany loans, advances and other obligations permitted under Sections 9.10(f), (g) and (h).”

1.17 Section 9.10 of the Loan Agreement is amended by (a) deleting the word “and” at the end of Section 9.10(e) therein and (b) amending and restating Section 9.10(f) and adding new Sections 9.10(g) and 9.10(h), in each case to read as follows:

“(f) other loans, advances and/or investments (including by capital contribution, dividend or otherwise or by purchase or repurchase of the Capital Stock or indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assumption, endorsement or otherwise becoming responsible for the indebtedness, performance, obligations or dividends of any Person), in each case to or in a Person that is not the Borrower or an Obligor and as long as (i) no Event of Default has occurred and is continuing at the time of such loan, advance or investment, (ii) the average Excess Availability for the preceding twelve months most recently ended shall not have been less than thirty percent (30%) of the lesser of (A) the average amount of the Loans available to Borrower during such period based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves established by Agents hereunder and (B) the Maximum Credit then in effect and (iii) after giving pro forma effect to any such loans, advances and/or investments, projected Excess Availability as of the end of each of the immediately following twelve months shall be not less than twenty-five percent (25%) of the lesser of (A) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder and (B) the Maximum Credit, (iv) to the extent any such investment constitutes an Acquisition, the conditions set forth in the definition of Permitted Acquisition are satisfied and (v) any assets acquired in connection with any investment shall not be eligible to be included in the Borrowing Base until the Administrative Agent shall have had the opportunity to conduct such due diligence as the Administrative Agent may require, the results of which shall be satisfactory to the Agents;

(g) loans, advances and/or investments (including capital contributions) (i) from Borrower or any Obligor to or in Borrower or any other Obligor, (ii) from any Subsidiary which is not an Obligor to or in any other Subsidiary which is not an Obligor, and (iii) from any Subsidiary which is not an Obligor to Borrower or any other Obligor so long as, with respect to this clause (iii) only, at the time of any repayment of any such loan or advance, the conditions set forth in Section 9.10(f)(i)-(iii) are satisfied; and

(h) guarantees by the Borrower or any other Obligor of the performance by Borrower or any other Obligor under any contract, lease or other obligation.”

1.18 Section 9.11 of the Loan Agreement is amended by (a) deleting the word “and” at the end of Sections 9.11(a) and 9.11(b), (b) replacing the period at the end of Section 9.11(c) with a semicolon, (c) replacing the period at the end of Section 9.11(d) with “; and” and (d) adding a new Section 9.11(e) to the end thereof to read as follows:

“(e) Borrower may repurchase, redeem or otherwise retire any shares of Capital Stock of Borrower (in addition to any repurchases under Sections 9.11(a) and (c) above); provided, that, each of the following conditions is satisfied: (i) no Default or Event of Default shall exist or have occurred at the time of or after giving effect to any such transaction, (ii) any payments shall be out of funds legally available therefor, (iii) after giving pro forma effect to any such transaction, Excess Availability shall be not less than twenty percent (20%) of the lesser of (A) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder and (B) the Maximum Credit, (iv) projected Excess Availability as of the end of each of the subsequent twelve month periods shall be not less than twenty percent (20%) of the lesser of (A) the amount of the Loans available to Borrower as of such time based on the formula set forth in Section 2.1(a) hereof, subject to the sublimits and Availability Reserves from time to time established by Agents hereunder, and (B) the Maximum Credit, and (v) Administrative Agent shall have received not less than five (5) Business Days prior written notice of the intention of Borrower to engage in such transaction specifying the amount of payments which Borrower intends to pay, together with projections of Excess Availability supported by a set of 12 month financial statements (including profit and loss, balance sheet and cash flow statements) prepared on a basis reasonably acceptable to the Administrative Agent and Lenders (not to be unreasonably withheld).”

1.19 Section 9.12 of the Loan Agreement is amended by adding the following introductory language to such Section 9.12 immediately before the word “Borrower”:

“Except for transactions between or among Borrower and its Subsidiaries (except to the extent expressly prohibited by other sections of this Agreement),”

1.20 Section 10.1(b) of the Loan Agreement is amended and restated to read as follows:

“(b) any representation, warranty or statement of fact made by Borrower or any Obligor to any Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;”

1.21 Section 10.1(c) of the Loan Agreement is amended and restated to read as follows:

“(c) any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of any Agent or any Lender (except to the extent such Obligor no longer exists as a result of a merger or dissolution permitted under this Agreement);”

1.22 Section 10.1(e) of the Loan Agreement is amended and restated to read as follows:

“(e) any Obligor (being a natural person or a general partner of an Obligor which is a partnership) dies or Borrower or any Obligor, which is a partnership, limited liability company, limited liability partnership or a corporation, dissolves or suspends or discontinues doing business, except for Obligors which may merge, dissolve, suspend or discontinue doing business in accordance with the terms of this Agreement;”

Section 2        Conditions to Effectiveness of Amendment. The effectiveness of this Amendment is subject to the satisfaction of the following conditions:

2.1 Amendment. Agent, Required Lenders and Borrower shall have executed this Amendment.

2.2 No Default. No Default or Event of Default shall have occurred and be continuing, both before and immediately after giving effect to the execution of this Amendment.

Section 3        Representations and Warranties. In order to induce Lenders to enter into this Amendment, Borrower represents and warrants to Lenders, upon the effectiveness of this Amendment, which representations and warranties shall survive the execution and delivery of this Amendment that:

3.1 No Default; etc. No Event of Default has occurred and is continuing after giving effect to this Amendment or would result from the execution or delivery of this Amendment.

3.2 Corporate Power and Authority; Authorization. Borrower has the corporate power and authority to execute and deliver this Amendment and to carry out the terms and provisions of the Loan Agreement, as amended by this Amendment, and the execution and delivery by Borrower of this Amendment, and the performance by the Borrower of its obligations hereunder have been duly authorized by all requisite corporate action by Borrower.

3.3 Execution and Delivery. Borrower has duly executed and delivered this Amendment.

3.4 Enforceability. This Amendment and the Loan Agreement, as amended by this Amendment constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ right generally, and by general principles of equity.

3.5 Representations and Warranties. All of the representations and warranties contained in the Loan Agreement and in the other Financing Agreements (other than those which speak expressly only as of a different date) are true and correct as of the date hereof after giving effect to this Amendment and the transactions contemplated hereby.

Section 4        Miscellaneous.

4.1 Effect; Ratification. Borrower acknowledges that all of the reasonable legal expenses incurred by Administrative Agent in connection herewith shall be reimbursable under Section 9.16 of the Loan Agreement. The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Loan Agreement or of any other Financing Agreement or (ii) prejudice any right or rights that Agents and Lender may now have or may have in the future under or in connection with the Loan Agreement or any other Financing Agreement. Each reference in the Loan Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the other Financing Agreements to the “Loan Agreement” shall mean the Loan Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Loan Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Agreement and each other Financing Agreement, except as herein amended or waived are hereby ratified and confirmed and shall remain in full force and effect.

4.2 Counterparts. This Amendment may be executed in any number of counterparts, each such counterpart constituting an original but all together one and the same instrument.

4.3 Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Illinois.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Amended and Restated Loan and Security Agreement as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION		BORROWER
as Administrative Agent, Collateral Agent and as a Lender		ULTA SALON, COSMETICS & FRAGRANCE, INC.

By:	/s/ Jason Searle	By:	/s/ Gregg R. Bodnar
Title:	Director	Title:	Chief Financial Officer

JP MORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Lynne Ciaccia
Title:	Authorized Officer

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Rachel DeBeliso
Title:	Officer